UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 5, 2008

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30819 (Commission File Number)	20-1563395 (I.R.S. Employer Identification No.)

5611 Baird Court Houston, Texas (Address of Principal Executive Offices)	77041 (Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2008, our Board of Directors approved an increase in the size of our whole Board of Directors to seven persons and elected Kevin Flannery to serve as a member of our Board of Directors to fill the vacancy created by the increase in the size of the whole Board of Directors.  Our Board of Directors has not determined the committees of the Board of Directors, if any, to which Mr. Flannery will be appointed.  Upon such determination, we will file an amendment to the Current Report on Form 8-K disclosing such information.  In addition, in connection with his appointment to the Board of Directors, Mr. Flannery will receive 5,000 shares of restricted stock and options to purchase 25,000 shares with an exercise price equal to the mean of the high and low sales prices of our common stock as reported on the Nasdaq Capital Market on the date of the stock option award.

Mr. Flannery, age 63, has been the President and Chief Executive Officer of Whelan Financial Corp. since 1992.  At Whelan Financial Corp., Mr. Flannery is engaged in corporate advisory work, including serving as Chairman of the Stockholder’s Committee of Tesoro Petroleum Corp.  In addition to his role at Whelan, Mr. Flannery served as the Chairman and Chief Executive Officer of RoweCom, Inc. from January 2003 until October 2004 and as Chairman and Chief Executive Officer of Telespectrum Worldwide Inc. from April 2002 until October 2004.  Mr. Flannery is currently Chairman and Chief Executive Officer of Rehrig United, Inc. and has served as Vice Chairman of Texas Petrochemical LP since May 2004 Mr. Flannery was formerly a member of the New York Stock Exchange Allocation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	March 5, 2008	By:	/s/ J. CHRIS BOSWELL
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and
Chief Financial Officer